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EX-23
                                   EXHIBIT 23




                                  [LETTERHEAD]

The Board of Directors
Choices Entertainment Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-44343 and 33-87016) on Form S-8, of Choices Entertainment Corporation of our report dated April 28, 2000 relating to the balance sheet of Choices Entertainment Corporation as of December 31, 1999, and the related statements of income, accumulated deficit, and cash flows for the year ended December 31, 1999 and 1998, which report appears in the December 31, 1999 annual report on Form 10-KSB of Choices Entertainment Corporation.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency. Those conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ Miller and Co.
                                        Certified Public Accountants

Santa Monica, California
April 28, 2000